Exhibit 10.1

July 2, 2014

James Saccaro

Dear Jay:

We are pleased to welcome you back and confirm our verbal offer of employment with Baxter. You are being hired to ultimately serve as the Chief Financial Officer of the new Baxter International (“Baxter”) upon the completion of the spin-off of the company’s BioScience business (“business separation”). Before the completion of the business separation, your job title will be Special Advisor to CEO. A recommendation will be made to the Baxter Board of Directors (“Board”) to appoint you as a corporate vice president of Baxter in this role. Effective with the completion of the business separation, a recommendation will be made to the Board to appoint you as Corporate Vice President and Chief Financial Officer of the new Baxter. Both before and after the business separation, you will report to Bob Parkinson, Chairman and Chief Executive Officer of Baxter. Your first day of employment will be determined at a later date.

TERMS OF EMPLOYMENT

The following explains the terms of your employment:

•	Your salary will be $600,000 annualized.

•	You will be eligible to participate in the Management Incentive Compensation Program (MICP) with a bonus target of 80% of your annual salary. The actual bonus you will receive will vary depending on both business performance and your individual assessment for the year. For 2014, you will be eligible for a full twelve months bonus target.

•	You will be recommended to the Compensation Committee of Baxter’s Board of Directors for participation in the Long-Term Incentive (LTI) Program for senior management. The next LTI grant is currently scheduled for March 2015. Your LTI target will be $1,800,000. The LTI Program delivers this value through a mix of 50% stock options and 50% performance share units. Baxter’s targets are assessed annually and are subject to change based on market competitiveness and the company’s financial performance. Therefore, your target in the future may be greater or less than what is stated in this letter. Your actual grant will be based on the target for your level and an assessment of your individual performance and potential.

•	You will receive a special one-time, supplemental cash payment of $250,000, minus applicable taxes. You will receive this supplemental payment within the first thirty days of employment with Baxter. This payment will not be considered eligible earnings for Baxter’s qualified retirement or welfare benefit plan. Should you resign from Baxter within 12 months of your start date, you will be responsible for 100% re-payment of the bonus and should you resign from Baxter within 24 months you will be responsible for 50% re-payment of the bonus.

•	You will receive a special one-grant of 85,000 stock options at the next quarterly grant cycle following the start of your employment. The stock options will vest one-third per year beginning on the first anniversary of the grant date, so long as you remain employed with Baxter. Additional information will be provided at the time of grant.

•	In addition, you will receive a special one-time grant of 20,000 restricted stock units at the next quarterly grant cycle following the start of your employment. The restricted stock units will vest 8,000 on the first anniversary of the grant date and 12,000 on the third anniversary of the grant date, so long as you remain employed with Baxter. If you are involuntarily terminated prior to the vesting date for any reason except for Cause, the RSUs will vest as of your termination of employment date. Additional information will be provided at the time of grant.

•	You will also be extended a special severance agreement that provides for separation pay equal to one times your base salary and bonus target in the event that you are involuntarily terminated, except for Cause prior to the first anniversary of the business separation. As part of this separation agreement, you will also be eligible for 6-months of COBRA cost-share assistance for medical and dental benefits, as well as outplacement assistance. The agreement will be provided to you on your first day of employment. You will be required to sign and return the agreement to my attention. The agreement will only become effective when it is signed by you and an authorized officer of Baxter.

•	You will be eligible for 4 weeks of vacation per year. Should you leave the Company, you will be paid for any earned and unused vacation in accordance with Baxter’s standard vacation policy.

•	The term of your employment is “at will” which means that you or the Company may end your employment at any time and for any reason.

BENEFITS

•	Baxter provides a comprehensive benefits program. As of your start date, you will be eligible to participate in Baxter’s Flexible Benefits Program which includes: Medical Benefits, Dental Benefits, Prescription Service, and Personal Accident Insurance, subject to the Plan’s provisions. Please note that you must enroll within 21 days of your start date to receive this coverage. You are also immediately eligible for Basic Employee Term Life Insurance, Long Term Disability Insurance, and Business Travel Insurance.

•	You are also eligible to participate in the Employee Stock Purchase Program. Your subscription will begin on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) following your enrollment. However the deadline for entering your subscription is the 15th day of the month prior to the beginning of each calendar quarter (December 15, March 15, June 15 or September 15). If the first day of your subscription period is not a trading day, then the next preceding trading day will be used.

•	Incentive Investment Plan: You will be eligible to contribute to the 401(k) plan on the first of the month following one month of employment. At that time, you will also be eligible to participate in the company’s matching in the plan.

Please note that Baxter’s Benefits Program is subject to change and any such change would supersede this letter.

CONDITIONS OF EMPLOYMENT

•	This letter also confirms that you have no obligations, oral or in writing, with any of your former employers which restrict your ability to be employed by Baxter. You understand that your continued employment is contingent upon this representation. Additionally, Baxter has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your former employers, and Baxter will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers.

•	Employment Agreement: You have accepted a position of trust, which requires the maintenance of confidence. Therefore, you are required to sign the Company Employment Agreement, which will be provided to you on your first day of employment.

•	Baxter Shared Values – Baxter Code of Conduct: You will be required to acknowledge your receipt and understanding of Baxter’s Code of Conduct, which will be provided to you on your first day of employment.

Jay, we are confident that you will make a significant contribution to Baxter and that your acceptance of employment will lead to excellent opportunities for personal and professional development. Please indicate your written acceptance by signing the original copy of the letter and return it in the enclosed envelope before your start date. The other copy is for your files. Please do not hesitate to call me at XXX-XXX-XXXX if you need assistance.

We are committed to making Baxter a rewarding place to work and develop where we do work that benefits so many in such a profound way. We look forward to having you join the team.

Sincerely,	Accepted by:	Date:

/s/ Jeanne Mason	/s/ James Saccaro	July 2, 2014
Jeanne Mason	James Saccaro
CVP, Human Resources

cc:	Mike Samonds

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